Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2013 FIRST QUARTER

Repairs Completed and Production Resumed at Pryor and Cherokee Facilities

Management Optimistic About Second Half of 2013.

OKLAHOMA CITY, Oklahoma…May 6, 2013… LSB Industries, Inc. (NYSE: LXU) announced today results for the quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights Compared to First Quarter 2012:

•	Net sales were $150.7 million compared to $190.2 million, a $39.5 million decrease.

•	Operating loss was $0.2 million compared to operating income of $23.1 million.

•	Net loss was $0.1 million compared to $14.3 million of net income.

•	Net loss applicable to common stockholders was $0.4 million compared to net income applicable to common shareholders of $14.0 million.

•	Diluted loss per common share was $0.02 compared to earnings per common share of $0.61 income per share.

Repairs Completed at Pryor, Oklahoma and Cherokee, Alabama Facilities:

As previously announced, our Pryor, OK chemical production facility (“Pryor Facility”) commenced operations at its principal ammonia plant during late April 2013, following planned and unplanned downtime to complete modifications and repairs. Additionally, our Cherokee, AL chemical production facility (“Cherokee Facility”) resumed ammonia production last week and is currently increasing production rates, following unplanned downtime to repair the damage caused by a pipe rupture.

Discussion of First Quarter of 2013:

The $39.5 million decline in comparable quarter sales included a decrease of $46.7 million in our Chemical Business partially offset by $7.5 million increase in our Climate Control Business.

Our consolidated operating loss was $0.2 million for the first quarter of 2013 compared to operating income of $23.1 million for the same period of 2012. The decrease in operating results of $23.3 million primarily relates to a decrease in our Chemical Business partially offset by a slight increase in our Climate Control Business. In addition, our general corporate expense and other business operations net expenses decreased slightly.

First Quarter—Chemical Business:

Our Chemical Business sales for the first quarter of 2013 were $77.5 million, a decrease of $46.7 million compared to the same period of 2012, which includes reductions of $27.8 million in agricultural product sales, $11.8 million in industrial acids and other products sales, and $8.9 million in mining product sales.

As previously reported, during 2012, our Chemical Business encountered a number of significant issues including an explosion in one of our nitric acid plants at the El Dorado, AR facility (the “El Dorado Facility”) in May, a pipe rupture at the Cherokee Facility in November that damaged the ammonia plant and mechanical issues at the Pryor Facility, all resulting in lost production and significant adverse effects on our sales, operating results and cash flow during the first quarter of 2013.

The Chemical Business’ operating loss for the first quarter of 2013 was $3.8 million compared to operating income of $20.3 million for the same period of 2012. The decrease in operating performance is attributable to unabsorbed overhead costs associated with the lost production and the profit margins on lost sales resulting from the downtime and ongoing issues at certain of our chemical facilities, as mentioned above.

For the first quarter of 2013, we estimate that the cumulative negative effect on our pre-tax income from these incidents and issues, net of insurance recoveries recognized, was in the range of $40 million to $49 million, including lost absorption and gross profit margins, based on current market conditions.

In March 2013, our insurance carriers approved advance payments relating to the Cherokee Facility’s business interruption insurance claim totaling $15 million which was applied against recoverable costs (primarily attributable to additional expenses associated with purchased product sold or used in products while our Cherokee Facility is being repaired). For the 2013 first quarter, $10.1 million of the insurance recovery was recorded as a reduction to cost of sales. The balance of the recovery was deferred.

We estimate that the monthly negative effect on operating results at our El Dorado Facility will approximate $1 million to $2 million until the new 65% strength nitric acid plant and the 98% concentrator are constructed with production planned to begin during the first half of 2015. It should be noted that the regular nitric acid plants, which represent approximately 80% of the El Dorado Facility’s production capacity and the sulfuric acid plant have been back in operation since the third quarter of 2012.

Excluding the impact of business interruption insurance recoveries, we estimate that the monthly negative effect on operating results at the Cherokee Facility was approximately $8 million to $9 million prior to restarting the ammonia plant in early May 2013. Also we estimate that the monthly adverse effect on the Pryor Facility’s operating results in 2013 prior to restarting of the ammonia plant in late April 2013 was approximately $8 million to $9 million.

First Quarter—Climate Control Business:

Our Climate Control sales for the first quarter of 2013 were $70.3 million, or approximately $7.5 million higher than the same period of 2012, and included a $3.4 million increase in geothermal and water source heat pump sales, a $2.6 million increase in hydronic fan coil sales and a $1.5 million increase in other HVAC sales. From a market sector perspective, the increase included a $9.4 million improvement in commercial/institutional sales partially offset by a decline of $1.9 million in residential product sales. The improvement in the commercial/institutional sector of our business is primarily attributable to higher customer order intake in the current and preceding periods for our commercial/institutional products in most of our product lines. We believe the decline in residential product sales is due to a reduced consumer interest in energy savings as a result of relatively stable/low electricity and natural gas prices, as well as the continued lower level of construction in the single-family residential sectors we serve (high end custom housing).

Bookings of new product orders were $67.5 million in the first quarter of 2013, compared to $66.9 million in the 2012 fourth quarter and $62.9 million in the first quarter of 2012. As compared to the fourth quarter of 2012, orders for commercial/institutional products increased 2.5% and orders for residential products decreased 5.1%. The decrease in residential orders reflects the softness in the single-family geothermal market, for both replacement units and new construction. At March 31, 2013, the backlog of confirmed customer product orders was $57.3 million compared to $55.5 million at December 31, 2012 and $47.4 million at March 31, 2012.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “The past two quarters have been challenging for us as we have worked hard to deal with certain reliability issues in our chemical operations. Now that we have restarted all of the affected facilities after having repaired the mechanical problems, upgraded certain equipment and systems, and augmented our reliability and safety measures, we believe our Chemical Business is well positioned to capitalize on solid market fundamentals for our products. Looking ahead, as we move forward with the planned investment at our El Dorado facility, we feel confident that we can significantly increase our profitability.”

Mr. Golsen continued, “On the Climate Control side of our business, where we hold strong market shares for a variety of innovative products, the increase in construction activity has helped improve our results. We expect this trend to continue through the balance of the year and into 2014.”

Mr. Golsen concluded, “Overall, we anticipate significantly better results in the second half of the year. Considering the fact that all of our chemical facilities are now back in operation, the steps we have taken to improve their reliability, and the strong market position of many of our Climate Control Business’ products in the face of an improving end market environment, we are optimistic about the balance of 2013 and future years for both of our businesses.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Tuesday, May 7, 2013 at 11:00 am EDT/10:00 am CDT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201-493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the Investors tab of the website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries is a manufacturing, marketing and engineering company. Our principal business activities, through our subsidiaries, are the manufacture and sale of chemical products for agriculture, industrial, mining, quarry and construction uses, as well as the manufacture and sale of a broad range of heating, ventilation and air conditioning products used in commercial, institutional and residential buildings.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to: that the monthly negative effect on operating results will approximate $1 million to $2 million at the El Dorado Facility until the new plants begin production during the first half of 2015; production rate increases at Cherokee; that we can significantly increase our profitability; expected construction trends that will improve our Climate Control Businesses will continue through the balance of the year and into 2014; we anticipate significantly better results in the second half of the year and, we are optimistic about the balance of 2013 and future years for both of our businesses. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, continuing reduction in the commercial and residential construction industry, weather conditions, acceptance by the market of our Climate Control products, acceptance of our technology, changes to federal legislation or adverse regulations that negatively impact our industries or markets, available working capital, ability to finance our investments, and other factors set forth under “Risk Factors” in Item 1A of Part 1 and under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2012, for discussions of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months Ended March 31, 2013 and 2012

	2013	2012
	(in thousands, except per share amounts)
Net sales	$150,679	$190,245
Cost of sales	125,257	145,801

Gross profit	25,422	44,444
Selling, general and administrative expense	24,491	21,391
Provisions for losses on accounts receivable	100	40
Other expense	2,030	167
Other income	(962)	(236)

Operating income (loss)	(237)	23,082
Interest expense	731	1,132
Non-operating other expense (income), net	16	(5)

Income (loss) from continuing operations before provision (benefit) for income taxes and equity in earnings of affiliate	(984)	21,955
Provision (benefit) for income taxes	(745)	7,802
Equity in earnings of affiliate	(171)	(171)

Income (loss) from continuing operations	(68)	14,324
Net loss from discontinued operations	—	21

Net income (loss)	(68)	14,303
Dividends on preferred stocks	300	300

Net income (loss) applicable to common stock	$(368)	$14,003

Weighted-average common shares:
Basic	22,424	22,324

Diluted	22,424	23,524

Income (loss) per common share:
Basic	$(0.02)	$0.63

Diluted	$(0.02)	$0.61

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2013 and 2012

Note 1:	Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income (loss) per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period. Diluted income (loss) per share is based on net income (loss) applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provision (benefit) for income taxes are as follows:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Current:
Federal	$(970)	$5,390
State	(115)	1,075

Total current	(1,085)	6,465

Deferred:
Federal	309	1,171
State	31	166

Total deferred	340	1,337

Provision (benefit) for income taxes	$(745)	$7,802

The current provision (benefit) for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income (loss) for GAAP and tax purposes, including the benefit of $0.5 million related to the retroactive tax relief for certain tax provisions that expired in 2012. The current provision (benefit) for state income taxes includes regular state income tax and provisions for uncertain state income tax positions.

The tax benefit for the three months ended March 31, 2013 was $0.7 million (38% of pre-tax loss, excluding certain 2012 retroactive tax relief benefits) for certain tax provisions that expired in 2012 and a tax provision of $7.8 million (35% of pre-tax income) for the three months ended March 31, 2012.

Note 3:	Information about the Company’s operations in different industry segments for the three months ended March 31, 2013 and 2012 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2013 and 2012

	2013	2012
	(in thousands)
Net sales:
Chemical (1)	$77,490	$124,205
Climate Control	70,270	62,758
Other	2,919	3,282

	$150,679	$190,245

Gross profit: (2)
Chemical (1)	$2,411	$23,998
Climate Control	21,982	19,446
Other	1,029	1,000

	$25,422	$44,444

Operating income (loss): (3)
Chemical (1)	$(3,806)	$20,347
Climate Control	6,384	5,838
General corporate expense and other business operations, net	(2,815)	(3,103)

	(237)	23,082
Interest expense	731	1,132
Non-operating other expense (income), net, Corporate and other business operations	16	(5)
Provision (benefit) for income taxes	(745)	7,802
Equity in earnings of affiliate - Climate Control	(171)	(171)

Income (loss) from continuing operations	$(68)	$14,324

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2013 and 2012

(1)	During the first quarter of 2013, our Chemical Business experienced unplanned downtime at the El Dorado, Cherokee and Pryor Facilities, resulting in lost production and sales and significant adverse effects on operating results. During the first quarter of 2012 our Chemical Business also experienced unplanned downtime at the Pryor Facility that adversely affected operating results.

(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	Our chief operating decision makers use operating income (loss) by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income (loss) by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2013	2012
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$68,670	$98,020
Restricted cash	113	31
Accounts receivable, net	93,224	82,801
Inventories	70,625	64,973
Supplies, prepaid items and other:
Prepaid insurance	7,561	10,049
Precious metals	13,044	13,528
Supplies	10,625	9,855
Fair value of derivatives and other	312	170
Prepaid income taxes	10,122	—
Other	2,086	2,096

Total supplies, prepaid items and other	43,750	35,698
Deferred income taxes	3,206	3,224

Total current assets	279,588	284,747
Property, plant and equipment, net	324,644	281,871
Other assets:
Investment in affiliate	1,551	1,809
Goodwill	1,724	1,724
Other, net	6,658	6,461

Total other assets	9,933	9,994

	$614,165	$576,612

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(unaudited)

	March 31,	December 31,
	2013	2012
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,752	$68,333
Short-term financing	6,472	9,254
Accrued and other liabilities	29,887	34,698
Deferred gain on insurance recoveries	9,617	—
Current portion of long-term debt	11,304	4,798

Total current liabilities	127,032	117,083
Long-term debt	94,456	67,643
Noncurrent accrued and other liabilities	16,433	16,369
Deferred income taxes	21,342	21,020
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized 26,756,190 shares issued (26,731,360 at December 31, 2012)	2,676	2,673
Capital in excess of par value	165,776	165,006
Retained earnings	211,824	212,192

	383,276	382,871
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	354,902	354,497

	$614,165	$576,612